EXHIBIT 14.1




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 19, 2005, relating to the financial statements and financial highlights of Vintage Equity Fund, Vintage Growth Fund and Vintage Balanced Fund, appearing in the Annual Report to Shareholders of Vintage Mutual Funds, Inc. for the year ended March 31, 2005, which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
June 27, 2005